Pricing Supplement dated May 7, 2007
                                     (To Prospectus Supplement dated May 4, 2007
                                             and Prospectus dated June 21, 2004)

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
                       Secured Medium-Term Notes, Series E

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CUSIP: 74456QAR7                        Interest Payment Dates: May 1 and
                                          November 1, commencing
Trade Date: May 7, 2007                   November 1, 2007

Original Issue Date/Settlement          Regular Record Dates: April 15 and
  Date: May 14, 2007, which is the        October 15
  fifth business day following the
  Trade Date. Accordingly, purchasers   Maturity Date: May 1, 2037
  who wish to trade the Notes on the
  date hereof or the next business      These Notes are DTC Eligible and will
  day will be required, because the       be issued in Book-entry form
  Notes will not initially settle in
  T+3, to specify an alternative
  settlement date at the time of such   Mode of Distribution:
  trade to prevent a failed               [X] Underwritten |_| Agented
  settlement and should consult their     [X] Banc of America Securities LLC
  own advisors.                               ($108,500,000)
                                          |_| Barclays Capital Inc.
Principal Amount: $350,000,000            |_| BNP Paribas Securities Corp.
                                          [X] CastleOak Securities, L.P.
Price to Public: 99.805% of Principal         ($17,500,000)
  Amount, plus accrued interest from      |_| Citigroup Global Markets Inc.
  the Original Issue Date if settlement   |_| Greenwich Capital Markets, Inc.
  occurs after that date                  [X] Jackson Securities, LLC
                                              ($17,500,000)
Purchase Price: 99.055% of Principal      [X] J.P. Morgan Securities Inc.
  Amount                                      ($108,500,000)
                                          |_| Scotia Capital (USA) Inc.
Net Proceeds to Company: $346,692,500     [X] Wachovia Capital Markets, LLC
                                              ($98,000,000)
Interest Rate: 5.80% per annum

Interest Accrual Date: May 14, 2007

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Redemption Provisions:

      The Secured Medium-Term Notes, Series E offered hereby (the "Secured Medium-Term Notes") will be subject to redemption as described in the prospectus and prospectus supplement.

      Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued interest thereon to the date of redemption.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

      "Comparable  Treasury Price" means,  with respect to any redemption  date,
(i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

      "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in the United States (a "Primary Treasury Dealer") selected by PSE&G and acceptable to the Trustee.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

      The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used to reduce its short-term debt consisting of commercial paper.